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                                                                    EXHIBIT 99.3


                      ALLIANCE RESOURCE MANAGEMENT GP, LLC

                    DEFERRED COMPENSATION PLAN FOR DIRECTORS

                          EFFECTIVE AS DECEMBER 1, 1999

                    AMENDED AND RESTATED AS OF MARCH 15, 2000


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                                TABLE OF CONTENTS

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
                                                                       Page
                                                                       ----
Section 1     Definitions ............................................   2

Section 2     Administration .........................................   3

Section 3     Participants ...........................................   3

Section 4     Benefits ...............................................   3

Section 5     General Provisions .....................................   5


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                      ALLIANCE RESOURCE MANAGEMENT GP, LLC
                    DEFERRED COMPENSATION PLAN FOR DIRECTORS
                        EFFECTIVE AS OF DECEMBER 1, 1999
                    AMENDED AND RESTATED AS OF MARCH 15 2000

                                    PREAMBLE

                  WHEREAS, in order to help Alliance Resource Management GP, LLC (the "Company") attract and retain highly qualified individuals to serve as members of the Company's Board of Directors, the Company desires to adopt a nonqualified deferred compensation plan that would permit them to defer all or part of their fees paid under the Company's Directors' Compensation Program;

                  NOW, THEREFORE, the Company does hereby adopt the Alliance Resource Management GP, LLC Deferred Compensation Plan for Directors (the "Plan") as set forth herein, effective as of December 1, 1999.

1. DEFINITIONS.

         For purposes of the Plan, the following terms shall have the meanings indicated:

         1.1 Account means a notional account as defined in Section 4.2.

         1.2 Beneficiary means the person(s) designated by a Participant, on a form provided by and filed with the Company, to receive benefits from the Plan in the event of his or her death. A Participant may change his or her beneficiary designation at any time. If no designated Beneficiary survives the Participant, the Beneficiary shall be the Participant's surviving spouse or, if none, his or her estate.

         1.3 Board means the Board of Directors of the Company.

         1.4 Committee means the Compensation Committee of the Board appointed Pursuant to Section 2.1 to administer the Plan.

         1.5 Common Units means the common units of the Partnership.

         1.6 Compensation means, with respect to a Plan Year, the Participant's annual retainer for such Plan Year under the Company's Directors' Compensation Program.

         1.7 Director means a member of the Board who is not also an employee of the Company; provided, any director who waives his compensation will not be eligible to participate in the Plan until such waiver is revoked or rescinded in a written notice provided to the Company.

         1.8 Exchange Act means the Securities Exchange Act of 1934, as amended.


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         1.9 Fair Market Value means, as applied to any applicable date, the average closing sale price (or if unavailable the last reported bid price) of a Common Unit for the ten trading days immediately preceding such date, as reported on the NASDAQ National Market System or on such other exchange or bulletin board on which the Common Units are traded. The Compensation Committee may direct the Plan Administrator to use the quoted closing sale price or closing bid price as may reported by The Wall Street Journal, Bloomberg Financial Markets or other reporting service as approved by the Compensation Committee.

         1.10 Participant means each Director who elects to participate in the Plan in accordance with Section 3.

         1.11 Partnership means Alliance Resource Partners, L.P.

         1.12 Phantom Unit means a notional Common Unit. A Participant shall not possess any rights of a common unitholder of the Partnership with respect to a Phantom Unit except as expressly provided herein.

         1.13 Plan Year means the calendar year.

         1.14 SEC means the Securities and Exchange Commission.

         1.15 Securities Act means the Securities Act of 1933, as amended.

         1.16 Termination means a Participant's ceasing for any reason to be a member of the Board.

2. ADMINISTRATION

         2.1 Committee. The Plan shall be administered by the Compensation Committee of the Board (the "Committee") consisting of such members of the Board as the Board shall designate. The Committee shall have the complete authority and power to interpret the Plan, prescribe, amend and rescind rules relating to its administration, determine the eligible members of the Board, determine a Participant's (or Beneficiary's) right to a payment and the amount of such payment, and to take all other actions necessary or desirable for the administration of the Plan. All actions and decisions of the Committee shall be final and binding upon all Participants and Beneficiaries.

3. PARTICIPANTS

         3.1 Participants. Each Plan Year each member of the Board who is a Director for Such year shall be eligible to be a Participant with respect to that Plan Year.

4. BENEFITS

         4.1 Voluntary Deferrals. Before each Plan Year (or, with respect to an individual who first becomes a Director during a Plan Year, within 30 days of the date on which he or she becomes a Director and with respect to Compensation earned after such election), each Director may elect to have the payment of all or a portion of his or her Compensation for that Plan Year


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(or, if applicable, the remainder of the Plan Year) deferred until his or her
Termination. The election shall be irrevocable and shall be made on a form approved by the Committee and the deferrals shall be taken ratably from the Compensation payable on January 1, April 1, July 1, and October 1 (as applicable). A Participant's deferral election shall apply only to Compensation earned during that Plan Year or partial Plan Year, as the case may be. If a Director has not made a deferral election with respect to a Plan Year, the Compensation payable to him or her for that Plan Year shall be paid in accordance with the Company's normal practices.

         4.2 Accounts. The Company shall establish a ledger or notional account (the "Account") for each Director who has elected to defer payment of all or part of his or her Compensation under the Plan for the purpose of reflecting the Company's obligation to pay the deferred Compensation as specified pursuant to the Plan.

         4.3 Investment of Accounts. A Participant's Account shall be credited with the number of Phantom Units equal to the number of Common Units of Compensation deferred by the Participant for which the Participant has made a deferral election. In addition, the Account shall be credited periodically with phantom (notional) distributions (i.e., minimum quarterly distributions) and any other distributions with respect to the Phantom Units then credited to the Account that are equal to the distributions then made with respect to Common Units (so long as the Participant was a Director of the Company on the record date for such distribution), which amount shall be credited as being reinvested in additional Phantom Units on such applicable dates. All credits and debits to an Account shall be made based on the then Fair Market Value per unit of the Common Units. Fractional Phantom Units shall be rounded up to a whole Unit on a credit, and rounded down to zero on a debit.

         4.4 Payment of Accounts. Upon a Participant's Termination, the Company shall pay to such Participant (or to his or her Beneficiary in case of the Participant's death) (a) that number of Common Units equal to the number of Phantom Units then credited to the Account, (b) an amount of cash equal to the then Fair Market Value of the Phantom Units credited to his or her Account, or
(c) any combination thereof as determined by the Committee in its discretion. If payment is made in Common Units, the Partnership shall first have filed and registered this Plan on Form S-8 with the SEC prior to such payment, such that all Common Units issued to a Participant (or his beneficiary) pursuant to this Plan be freely tradable under the Securities Act, subject only to the volume limitations set forth in Rule 144(k) promulgated under the Securities Act as may be applicable to former affiliates of the Partnership. The Partnership shall maintain a current prospectus, if required, under Form S-8 until such Participant either has sold or may sell all of his Common Units without restriction as to the volume of trading under Rule 144(e).

         Payment of Accounts shall or be made as soon as reasonably practical following the Participant's Termination.

         4.5 Reorganization, Reclassification, Consolidation, Merger, or Sale. Any recapitalization, reorganization, reclassification, split of Common Units, distribution or dividend of securities on Common Units, consolidation or merger of the Partnership, or sale of all or substantially all of the Partnership's assets or other similar transaction which is effected in such a way that holders of Common Units are entitled to receive (either directly or upon subsequent liquidation) cash, securities or assets with respect to or in exchange for Common Units is


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referred to herein as an "Organic Change." Upon the occurrence of an Organic
Change, the Compensation Committee shall in its sole discretion (and upon the advice of financial advisors as may be retained by the Compensation Committee) immediately adjust the notional balance of Phantom Units in each Participant's Account to equitably credit the fair value of the change in the Common Units and/or the distributions (of cash, securities or other assets) received or economic enhancement realized by the holders of the Common Units.

         4.6 Financial Hardship. The Committee may accelerate the payment of all or part of a Participant's Account upon its determination that the Participant has incurred a "severe financial hardship" resulting from a sudden and unexpected illness or accident of such person or of a dependent, a loss of such person's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the reasonable control of such person. The Committee, in making its determination of severe financial hardship may consider such factors and require such information as it deems appropriate, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of such person's assets, to the extent liquidation of such assets will not itself cause severe financial hardship.

5. GENERAL PROVISIONS

         5.1 Unfunded Obligation. The amounts to be paid to Participants pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any investments, including trust investments, which the Company may make to fulfill this obligation shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or notional accounts shall not create or constitute a trust or a fiduciary relationship between the Committee or the Company (on one hand) and a Participant (on the other hand), or otherwise create any vested or beneficial interest in any Participant or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever. The Participants (and Beneficiaries) shall have no claim against the Company for any changes in the value of any Accounts and shall be general unsecured creditors of the Company with respect to any payment due under this Plan.

         5.2 Incapacity of Participant or Beneficiary. If the Committee finds that any Participant or Beneficiary to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) at the discretion of the Committee, may be paid to the spouse, child, parent or brother or sister of such Participant or Beneficiary or to any person whom the Committee has determined has incurred expense for such Participant or Beneficiary. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

         5.3 Nonassignment. The right of a Participant or Beneficiary to the payment of any amounts under the Plan may not be assigned (unless to a qualified charitable organization or immediate family member), transferred, pledged or encumbered in any manner nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.


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         5.4 Termination and Amendment. The Board may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Board may reinstate any or all of its provisions. The Committee may also amend the Plan; provided, however, it may not suspend or terminate the Plan, or substantially increase the obligations of the Company under the Plan or expand the classification of employees who are eligible to participate in the Plan. No amendment, suspension or termination of the Plan may impair the right of a Participant or his or her Beneficiary to receive the benefit accrued hereunder prior to the effective date of such amendment, suspension or termination.

         5.5 Exempt Plan. It is the intention of the Board of Directors of the Company, as the managing general partner of the Partnership, that all notional credits of Phantom Units to any Participant's Account as provided under the terms of this Plan, and any issuance of Common Units to a Participant (or his beneficiary) in lieu of cash payments under this Plan upon his termination of employment with a Participating Company, be deemed transactions which are exempt from the provisions of Section 16(b) of the Exchange Act, as provided under Rule 16b-3(d)(1) promulgated under the Exchange Act.

         5.6 Applicable Law. Except to the extent preempted by applicable federal law, the Plan shall be construed and governed in accordance with the laws of the State of Delaware.


         IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the Plan, Alliance Resource, Management GP, LLC has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunder authorized this 15th day of March, 2000.

         ALLIANCE RESOURCE MANAGEMENT GP, LLC



(seal)                                        By: /s/ THOMAS L. PEARSON
                                                 ---------------------------

                                           Title: Sr. Vice President-
                                                  Law and Administration
                                                 ---------------------------



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